Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System Reports

Second Quarter 2017 Results

- Completed the acquisition of Merchants Bancshares in May,

and crossed the $10 billion asset threshold

SYRACUSE, N.Y. — July 31, 2017 — Community Bank System, Inc. (NYSE: CBU) reported second quarter 2017 net income of $17.2 million, or $0.35 per fully diluted share, compared with $25.9 million, or $0.58 per share reported for the second quarter of 2016. Second quarter 2017’s results included $22.9 million, or $0.32 per share of acquisition expenses related to the recently completed acquisition of Merchants Bancshares, Inc. (“Merchants”). Excluding acquisition expenses, quarterly earnings per share were $0.67 per share, a new quarterly high for the Company. Diluted earnings per share totaled $0.91 for the first six months of 2017, compared to $1.13 per share in the first half of 2016. Excluding acquisition expenses, year-to-date earnings per share were $1.27, or 12.4% above the first half of 2016.

“We concluded a very strong second quarter with accelerated operating performance as a result of a full quarter contribution of the Northeast Retirement Services, Inc. (“NRS”) transaction closed in February, and half a quarter contribution from the Merchants acquisition closed in May,” said President and Chief Executive Officer Mark E. Tryniski. “Both of these high-value transactions have performed above our initial expectations, with NRS continuing to grow at a double-digit pace on both the top and bottom line, and the Merchants integration and cost synergies running ahead of plan. Improvements in expense management, credit quality and growth in non-interest income contributed to the fourteen percent increase in per share results (excluding acquisition expenses) over the second quarter of 2016. We are well positioned to continue delivering a high level of operating performance for the benefit of our shareholders,” said Mr. Tryniski.

Total revenues for the second quarter of 2017 were $129.3 million, an increase of $22.2 million, or 20.7%, over the prior year quarter, and included a partial quarter of revenues from Merchants and a full quarter of revenues from the NRS transaction completed in early February. Higher revenues were generated as a result of a 13.5% increase in average earning assets and continued growth in noninterest income, partially offset by a one basis-point decline in net interest margin from the prior year quarter. A combination of acquired and organic growth resulted in an $11.0 million, or 49.6% increase in wealth management, insurance, and employee benefit services revenues. Deposit service fees increased 11.0% year-over-year, primarily the result of the addition of Merchants as well as increased card-related revenues. Other banking services declined $0.2 million from the second quarter of 2016, entirely related to an insurance-related gain experienced last year. The quarterly provision for loan losses of $1.5 million was $0.8 million lower than the second quarter of 2016, primarily reflective of lower quarterly net charge-off levels. Benefitting from the addition of the Merchants’ loan portfolios, non-performing asset and delinquent loan ratios were lower than the end of the second quarter of 2016. Total second quarter operating expenses were $102.9 million, and included $22.9 million of non-recurring acquisition expenses related to the Merchants transaction. Excluding acquisition expenses from both periods, total operating expenses of $80.0 million for the second quarter were $13.9 million, or 21.0% above the second quarter of 2016, and included a partial quarter of operating expenses from Merchants and a full quarter of operating expenses from NRS, as well as an additional $2.9 million of intangible amortization, primarily from the two transactions.

Second quarter 2017 net interest income was $78.0 million, an increase of $9.7 million, or 14.2%, compared to the second quarter of 2016, and included a partial quarter from Merchants. Slightly higher combined funding costs and a stable earning asset yield, which included an incremental $0.8 million in purchased loan accretion, resulted in a one basis point decrease in net interest margin year-over-year. Average loan balances grew $829.2 million, or 17.0%, principally related to the Merchants transaction, while average loan yields increased six basis points year-over-year, primarily from incremental purchased loan accretion. Investment interest income was $0.5 million higher than the second quarter of 2016 as average investment securities (including cash equivalents) balances increased by $201.1 million, while the yield on investments declined 19 basis points. Interest expense was $0.6 million higher than the previous year’s quarter, driven by a $97.7 million increase in average borrowings, and a $920.5 million increase in average deposit balances, principally related to the Merchants transaction, partially offset by a one-basis point decline in the cost of funds.

Wealth management and insurance services revenues increased $2.0 million, or 19.1%, compared to the second quarter of 2016, to $12.5 million, from both acquired and organic growth. Employee benefit services revenues increased $9.0 million from the second quarter of 2016, primarily from the NRS acquisition.

Excluding acquisition expenses related to the Merchants’ transaction, second quarter 2017 operating expenses of $80.0 million, which included a partial quarter of operating activities from Merchants and a full quarter of operating activities from NRS, increased $13.9 million over the second quarter of 2016. Salaries and employee benefits increased $6.9 million, or 18.1%, and included the personnel added from both transactions as well as planned merit increases. All other expenses increased 25.0%, and reflected the occupancy, equipment and other operating costs of both Merchants and NRS, including significantly higher intangible amortization, compared to the second quarter of 2016.

During the first quarter of 2017, the Company adopted new accounting guidance for share-based transactions. That guidance requires that all excess tax benefits and tax deficiencies associated with share-based compensation be recognized as income tax expense or benefit in the income statement. Previously, tax effects resulting from changes in the Company’s share price subsequent to the grant date of equity instruments were recorded through shareholders’ equity at the time of vesting or exercise. The adoption of the amended accounting guidance resulted in a $2.2 million reduction of income tax expense in the first quarter of 2017, or $0.04 of diluted earnings per common share, and a $0.3 million reduction of income tax expense in the second quarter, or less than $0.01 per share. The second quarter 2017 effective income tax was 31.0%, and reflected $0.3 million reduction in income tax expense related to this change in accounting for share-based transactions. Excluding that change, the core effective income tax rate would have been approximately 32.3%, compared to 32.7% in the second quarter of 2016, and included the impact of the non-recurring acquisition expenses incurred in the first six months of 2017.

The Company also provides supplemental reporting of its results on a “net adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with acquisitions. The amounts of such expenses are presented in the tables that accompany this release. Although “adjusted net income” as defined by the Company is not a GAAP measure, the Company’s management believes this information helps investors understand the effect of acquisition activity in reported results. Adjusted net earnings per share were $0.73 in the second quarter of 2017, compared to $0.60 in the second quarter of 2016, or a 21.7% increase.

Financial Position

Average earning assets of $8.68 billion for the second quarter of 2017 were up $1.03 billion, or 13.5% from the second quarter of 2016, and included a partial quarter from the Merchants transaction. Similarly, average deposit balances grew $920.5 million, or 13.1% compared to the second quarter of 2016. Average borrowings in the second quarter of 2017 of $347.0 million, were $97.7 million, or 39.2%, higher than the second quarter of last year.

Ending loans at June 30, 2017 increased $1.46 billion, or 29.7%, year-over-year, reflecting the Merchants acquisition as well as productive organic growth in the Company’s consumer lending portfolios. Investment securities totaled $3.15 billion at June 30, 2017, up from the previous four quarter-ends due to investments added from Merchants, and partially offset by limited reinvestment of securities cash flows over the last twelve months.

Shareholders’ equity of $1.57 billion at June 30, 2017 was $336.0 million, or 27.2%, higher than the prior year period, a result of strong earnings generation and capital retention over the last four quarters, as well as incremental shares issued in conjunction with the NRS and Merchants acquisitions. The Company’s net tangible equity to net tangible assets ratio was 8.08% at June 30, 2017, down from 9.58% a year earlier, a result of the two acquisitions completed in the first half of 2017. The Company’s Tier 1 leverage ratio was 10.19% at the end of the second quarter, compared to 10.14% a year earlier.

As previously announced, in December 2016 the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.2 million shares of the Company’s common stock during a twelve-month period starting January 1, 2017. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased in the first half of 2017.

Asset Quality

The Company’s asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards. Net charge-offs were $1.1 million for the second quarter, compared to $1.4 million for the second quarter of 2016 and $2.0 million for the first quarter of 2017. Net charge-offs as an annualized percentage of average loans measured 0.08% in the second quarter of 2017, compared to 0.11% in last year’s second quarter and 0.16% in the first quarter of 2017. Nonperforming loans as a percentage of total loans at June 30, 2017 were 0.36%, improved from 0.49% at June 30, 2016 and 0.46% at March 31, 2017. The total loan delinquency ratio of 0.99% at the end of the second quarter was 11 basis points lower than the level at June 30, 2016, and five basis points higher than this year’s first quarter-end. The second quarter provision for loan losses of $1.5 million was $0.8 million lower than the second quarter of 2016, and $0.4 million lower than the first quarter of 2017. The allowance for loan losses to nonperforming loans was 207% at June 30, 2017, compared with the 206% and 193% levels at the end of the first quarter of 2017 and second quarter of 2016, respectively.

Dividend

During the second quarter of 2017 the Company declared a quarterly cash dividend of $0.32 per share on its common stock, compared to a $0.31 dividend declared in the second quarter of 2016. This increase marked the 24th consecutive year of dividend increases for the Company. President and Chief Executive Officer, Mark E. Tryniski, commented, “The payment of a meaningful and growing dividend is an important component of our commitment to provide consistent and favorable long-term returns to our shareholders. The increase reflected the continued strength of both our current operating performance and capital position.” The one cent increase, or 3.2%, in the Company’s quarterly cash dividend over the same quarter of the prior year, represents an annualized yield of 2.4% based upon its’ closing price of $54.17 on July 28, 2017.

Merchants Bancshares, Inc.

On October 24, 2016, the Company announced that it had entered into a definitive agreement to acquire Merchants Bancshares, Inc. ("Merchants"), parent company of Merchants Bank headquartered in South Burlington, Vermont, for approximately $345 million in Company stock and cash. The acquisition was completed on May 12, 2017.  The transaction extended the Company's footprint into the Vermont and Western Massachusetts markets.  Upon the completion of the merger, Community Bank added 31 branch locations in Vermont and one office in Western Massachusetts with approximately $2.0 billion of assets, and deposits of $1.5 billion.

Northeast Retirement Services, Inc.

On December 5, 2016, the Company announced that it had entered into a definitive agreement to acquire Northeast Retirement Services, Inc. (“NRS”), a leading provider of plan accounting, transfer agency, fund administration, trust and retirement plan services for approximately $148.6 million in Company stock and cash. The acquisition was completed on February 3, 2017.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, July 31, 2017, to discuss second quarter results. The conference call can be accessed at 888-504-7966 (1-719-325-2477 if outside United States and Canada) using the conference ID code 1428867. Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/21751.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of approximately $10.9 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company's Benefit Plans Administrative Services, Inc. subsidiary (which includes the recently acquired NRS) is a leading provider of employee benefits administration, trust services, fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Earnings
Loan income	$62,351	$52,509	$114,735	$104,159
Investment income	19,071	18,601	36,645	36,707
Total interest income	81,422	71,110	151,380	140,866
Interest expense	3,393	2,804	6,077	5,679
Net interest income	78,029	68,306	145,303	135,187
Provision for loan losses	1,461	2,305	3,289	3,646
Net interest income after provision for loan losses	76,568	66,001	142,014	131,541
Deposit service fees	16,655	15,008	31,362	28,742
Revenues from mortgage banking and other banking services	1,407	1,597	2,566	3,176
Wealth management and insurance services	12,502	10,496	23,763	21,453
Employee benefit services	20,662	11,671	37,851	23,682
Gain on sale of investments	0	0	2	0
Total noninterest income	51,226	38,772	95,544	77,053
Salaries and employee benefits	44,808	37,950	86,208	77,088
Occupancy and equipment	8,637	7,409	16,833	15,072
Amortization of intangible assets	4,263	1,403	7,031	2,845
Acquisition expenses	22,896	263	24,612	340
Other	22,275	19,331	41,770	38,680
Total operating expenses	102,879	66,356	176,454	134,025
Income before income taxes	24,915	38,417	61,104	74,569
Income taxes	7,724	12,560	17,656	24,309
Net income	$17,191	$25,857	$43,448	$50,260
Basic earnings per share	$0.35	$0.58	$0.92	$1.14
Diluted earnings per share	$0.35	$0.58	$0.91	$1.13

Summary of Financial Data
(Dollars in thousands, except per share data)
	2017		2016
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$62,351	$52,384	$53,602	$53,706	$52,509
Investment income	19,071	17,574	19,397	17,616	18,601
Total interest income	81,422	69,958	72,999	71,322	71,110
Interest expense	3,393	2,684	2,753	2,859	2,804
Net interest income	78,029	67,274	70,246	68,463	68,306
Provision for loan losses	1,461	1,828	2,640	1,790	2,305
Net interest income after provision for loan losses	76,568	65,446	67,606	66,673	66,001
Deposit service fees	16,655	14,707	14,959	14,894	15,008
Revenues from mortgage banking and other banking services	1,407	1,159	1,438	2,863	1,597
Wealth management and insurance services	12,502	11,261	10,544	10,928	10,496
Employee benefit services	20,662	17,189	11,679	11,267	11,671
Gain on sale of investments	0	2	0	0	0
Total noninterest income	51,226	44,318	38,620	39,952	38,772
Salaries and employee benefits	44,808	41,400	36,259	38,300	37,950
Occupancy and equipment	8,637	8,196	7,633	7,373	7,409
Amortization of intangible assets	4,263	2,768	1,275	1,359	1,403
Acquisition expenses	22,896	1,716	1,364	2	263
Other	22,275	19,495	20,066	19,192	19,331
Total operating expenses	102,879	73,575	66,597	66,226	66,356
Income before income taxes	24,915	36,189	39,629	40,399	38,417
Income taxes	7,724	9,932	13,237	13,239	12,560
Net income	17,191	26,257	26,392	27,160	25,857
Basic earnings per share	$0.35	$0.58	$0.59	$0.61	$0.58
Diluted earnings per share	$0.35	$0.57	$0.59	$0.61	$0.58
Profitability
Return on assets	0.69%	1.22%	1.21%	1.24%	1.20%
Return on equity	4.74%	8.47%	8.59%	8.71%	8.62%
Return on tangible equity(2)	7.72%	13.57%	13.40%	13.52%	13.63%
Noninterest income/operating income (FTE) (1)	38.9%	38.9%	34.7%	36.0%	35.3%
Efficiency ratio (2)	57.5%	60.7%	57.5%	59.0%	59.0%
Components of Net Interest Margin (FTE)
Loan yield	4.41%	4.31%	4.33%	4.36%	4.35%
Cash equivalents yield	0.99%	0.79%	0.48%	0.46%	0.46%
Investment yield	2.87%	2.90%	3.14%	2.88%	3.06%
Earning asset yield	3.87%	3.80%	3.90%	3.82%	3.87%
Interest-bearing deposit rate	0.14%	0.13%	0.13%	0.13%	0.14%
Borrowing rate	1.54%	2.18%	1.80%	1.31%	1.50%
Cost of all interest-bearing funds	0.21%	0.19%	0.19%	0.20%	0.20%
Cost of funds (includes DDA)	0.16%	0.15%	0.15%	0.16%	0.15%
Net interest margin (FTE)	3.72%	3.65%	3.76%	3.67%	3.73%
Fully tax-equivalent adjustment	$2,400	$2,310	$2,382	$2,450	$2,605

Summary of Financial Data
(Dollars in thousands, except per share data)
	2017		2016
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$5,695,781	$4,939,092	$4,934,034	$4,913,517	$4,866,574
Cash equivalents	52,956	40,209	15,367	19,110	19,456
Taxable investment securities	2,408,020	2,203,175	2,179,840	2,179,044	2,178,448
Nontaxable investment securities	526,962	540,518	556,774	571,327	588,897
Total interest-earning assets	8,683,719	7,722,994	7,686,015	7,682,998	7,653,375
Total assets	9,958,553	8,747,266	8,665,948	8,712,758	8,656,653
Interest-bearing deposits	6,021,697	5,543,046	5,472,420	5,405,180	5,517,287
Borrowings	346,975	177,587	213,930	327,578	249,263
Total interest-bearing liabilities	6,368,672	5,720,633	5,686,350	5,732,758	5,766,550
Noninterest-bearing deposits	1,948,434	1,620,473	1,603,703	1,569,960	1,532,322
Shareholders' equity	1,455,847	1,256,888	1,222,124	1,239,927	1,206,353
Balance Sheet Data
Cash and cash equivalents	$219,695	$291,186	$173,857	$161,542	$161,634
Investment securities	3,145,012	2,788,718	2,784,392	2,877,644	2,931,301
Loans:
Consumer mortgage	2,211,412	1,830,800	1,819,701	1,798,748	1,779,295
Business lending	2,479,152	1,468,465	1,490,076	1,506,878	1,536,546
Consumer indirect	1,057,664	1,055,112	1,044,972	1,037,077	993,132
Home equity	427,483	393,769	401,998	401,784	399,870
Consumer direct	185,589	184,067	191,815	196,134	195,959
Total loans	6,361,300	4,932,213	4,948,562	4,940,621	4,904,802
Allowance for loan losses	47,451	47,096	47,233	46,789	46,526
Intangible assets, net	831,403	618,977	480,844	482,119	483,478
Other assets	374,087	329,862	326,015	312,609	307,422
Total assets	10,884,046	8,913,860	8,666,437	8,727,746	8,742,111
Deposits:
Noninterest-bearing	2,283,138	1,642,158	1,646,039	1,577,194	1,546,253
Non-maturity interest-bearing	5,508,503	5,010,516	4,726,787	4,771,436	4,664,635
Time	833,963	684,203	703,128	728,789	746,966
Total deposits	8,625,604	7,336,877	7,075,954	7,077,419	6,957,854
Borrowings	373,053	0	146,200	133,900	267,600
Subordinated debt held by unconsolidated subsidiary trusts	122,802	102,177	102,170	102,164	102,158
Accrued interest and other liabilities	189,687	178,776	144,013	173,681	177,570
Total liabilities	9,311,146	7,617,830	7,468,337	7,487,164	7,505,182
Shareholders' equity	1,572,900	1,296,030	1,198,100	1,240,582	1,236,929
Total liabilities and shareholders' equity	10,884,046	8,913,860	8,666,437	8,727,746	8,742,111
Capital
Tier 1 leverage ratio	10.19%	10.35%	10.55%	10.35%	10.14%
Tangible equity/net tangible assets (2)	8.08%	8.91%	9.24%	9.66%	9.58%
Diluted weighted average common shares O/S	49,386	46,227	45,025	44,835	44,636
Period end common shares outstanding	50,512	45,956	44,437	44,357	44,179
Cash dividends declared per common share	$0.32	$0.32	$0.32	$0.32	$0.31
Book value	$31.14	$28.20	$26.96	$27.97	$28.00
Tangible book value(2)	$16.21	$16.22	$17.12	$18.06	$17.99
Common stock price (end of period)	$55.77	$54.98	$61.79	$48.11	$41.09

Summary of Financial Data
(Dollars in thousands, except per share data)
	2017		2016
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$21,033	$20,066	$20,619	$21,301	$22,150
Accruing loans 90+ days delinquent	1,882	2,809	3,076	2,015	1,909
Total nonperforming loans	22,915	22,875	23,695	23,316	24,059
Other real estate owned (OREO)	2,491	2,486	1,966	2,060	1,726
Total nonperforming assets	25,406	25,361	25,661	25,376	25,785
Net charge-offs	1,107	1,965	2,196	1,527	1,375
Allowance for loan losses/loans outstanding	0.75%	0.95%	0.95%	0.95%	0.95%
Nonperforming loans/loans outstanding	0.36%	0.46%	0.48%	0.47%	0.49%
Allowance for loan losses/nonperforming loans	207%	206%	199%	201%	193%
Net charge-offs/average loans	0.08%	0.16%	0.18%	0.12%	0.11%
Delinquent loans/ending loans	0.99%	0.94%	1.19%	1.06%	1.10%
Loan loss provision/net charge-offs	132%	93%	120%	117%	168%
Nonperforming assets/total assets	0.23%	0.28%	0.30%	0.29%	0.29%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$14,360	$15,268	$16,600	$16,966	$18,259
Accruing loans 90+ days delinquent	1,639	1,707	1,963	1,869	1,573
Total nonperforming loans	15,999	16,975	18,563	18,835	19,832
Other real estate owned (OREO)	1,681	2,225	1,658	1,594	1,258
Total nonperforming assets	17,680	19,200	20,221	20,429	21,090
Net charge-offs	692	1,866	1,846	1,432	1,404
Allowance for loan losses/loans outstanding	1.01%	1.01%	1.02%	1.02%	1.02%
Nonperforming loans/loans outstanding	0.35%	0.38%	0.42%	0.43%	0.46%
Allowance for loan losses/nonperforming loans	284%	266%	245%	238%	224%
Net charge-offs/average loans	0.06%	0.17%	0.17%	0.13%	0.13%
Delinquent loans/ending loans	1.06%	0.86%	1.14%	1.01%	1.08%
Loan loss provision/net charge-offs	153%	85%	133%	124%	144%
Nonperforming assets/total assets	0.20%	0.23%	0.25%	0.25%	0.26%

Summary of Financial Data
(Dollars in thousands, except per share data)
	2017		2016
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$17,191	$26,257	$26,392	$27,160	$25,857
Acquisition expenses (3)	15,797	1,245	908	1	177
Subtotal (non-GAAP)	32,988	27,502	27,300	27,161	26,034
Amortization of intangibles (3)	2,942	2,008	849	914	944
Adjusted net income (non-GAAP)	35,930	29,510	28,149	28,075	26,978

Return on average assets
Adjusted net income (non-GAAP)	$35,930	$29,510	$28,149	$28,075	$26,978
Average total assets	9,958,553	8,747,266	8,665,948	8,712,758	8,656,653
Adjusted return on average assets	1.45%	1.37%	1.29%	1.28%	1.25%

Return on average equity
Adjusted net income (non-GAAP)	$35,930	$29,510	$28,149	$28,075	$26,978
Average total equity	1,455,847	1,256,888	1,222,124	1,239,927	1,206,353
Adjusted return on average equity	9.90%	9.52%	9.16%	9.01%	8.99%

Earnings per common share
Diluted earnings per share (GAAP)	$0.35	$0.57	$0.59	$0.61	$0.58
Acquisition expenses (3)	0.32	0.03	0.02	0.00	0.00
Subtotal (non-GAAP)	0.67	0.60	0.61	0.61	0.58
Amortization of intangibles (3)	0.06	0.04	0.02	0.02	0.02
Diluted adjusted net earnings per share (non-GAAP)	0.73	0.64	0.63	0.63	0.60

Noninterest operating expenses
Noninterest expenses (GAAP)	$102,879	$73,575	$66,597	$66,226	$66,356
Amortization of intangibles	(4,263)	(2,768)	(1,275)	(1,359)	(1,403)
Acquisition expenses	(22,896)	(1,716)	(1,364)	(2)	(263)
Total adjusted noninterest expenses (non-GAAP)	75,720	69,091	63,958	64,865	64,690

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$75,720	$69,091	$63,958	$64,865	$64,690
Tax-equivalent net interest income	80,429	69,584	72,628	70,913	70,911
Noninterest revenues	51,226	44,318	38,620	39,952	38,772
Insurance-related recovery	0	0	0	(950)	0
Gain on sales of investments	0	(2)	0	0	0
Operating revenues (non-GAAP) - denominator	131,655	113,900	111,248	109,915	109,683
Efficiency ratio (non-GAAP)	57.5%	60.7%	57.5%	59.0%	59.0%

Summary of Financial Data
(Dollars in thousands, except per share data)
	2017		2016
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$10,884,046	$8,913,860	$8,666,437	$8,727,746	$8,742,111
Intangible assets	(831,403)	(618,977)	(480,844)	(482,119)	(483,478)
Deferred taxes on intangible assets	77,097	68,236	43,504	42,523	41,528
Total tangible assets (non-GAAP)	10,129,740	8,363,119	8,229,097	8,288,150	8,300,161

Total common equity
Common stock, APIC, Retained earnings, and Treasury stock	$1,555,258	$1,285,676	$1,190,258	$1,174,491	$1,155,894
Accumulated other comprehensive income	17,642	10,354	7,842	66,091	81,035
Shareholders' Equity (GAAP)	1,572,900	1,296,030	1,198,100	1,240,582	1,236,929
Intangible assets	(831,403)	(618,977)	(480,844)	(482,119)	(483,478)
Deferred taxes on intangible assets	77,097	68,236	43,504	42,523	41,528
Total tangible common equity (non-GAAP)	818,594	745,289	760,760	800,986	794,979

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$818,594	$745,289	$760,760	$800,986	$794,979
Total tangible assets (non-GAAP) - denominator	10,129,740	8,363,119	8,229,097	8,288,150	8,300,161
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	8.08%	8.91%	9.24%	9.66%	9.58%

(1) Excludes gains and losses on sales of investment securities.

(2) Includes deferred tax liabilities related to certain intangible assets.

(3) After tax effect.

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